Exhibit 99.1

Trans-Lux Corporation Announces Results of its Offer to Purchase Outstanding Notes and Debentures

New York, NY, July 25, 2016 – Trans-Lux Corporation (OTC: TNLX), a leading supplier of innovative display and energy efficiency solutions, announced today the final results of its offers to purchase all of its outstanding 8¼% Notes and 9½% Debentures due 2012 for cash at a purchase price of $0.20 for each dollar of principal of each Note and Debenture outstanding, without interest.  The Company accepted validly tendered Notes and Debentures having an aggregate principal value of $353,000, and forwarded to DTC the corresponding consideration to complete the purchase.  The announcement was made by J.M. Allain, President and CEO of Trans-Lux.

“When these Notes and Debentures were near maturity in 2011, we had over $11.1 million outstanding; today, we have only $607,000 remaining outstanding.  Moreover, we continue to seek out holders with the goal of settling 100% of our obligations,” said Mr. Allain.

About Trans-Lux

Trans-Lux Corporation is a leading designer and manufacturer of TL Vision digital video displays and TL Energy LED lighting solutions for the financial, sports and entertainment, gaming, education, government, and commercial markets. With a comprehensive offering of LED Large Screen Systems, LCD Flat Panel Displays, Data Walls and scoreboards (marketed under Fair-Play by Trans-Lux), Trans-Lux delivers comprehensive video display solutions for any size venue’s indoor and outdoor display needs. TL Energy enables organizations to greatly reduce energy related costs with green lighting solutions. For more information, please visit www.Trans-Lux.com or email info@trans-lux.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements such as “will,” “believe,” “are projected to be” and similar expressions are statements regarding future events or the future performance of Trans-Lux Corporation, and include statements regarding projected operating results. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements.

Trans-Lux Corporation Contact:
Robert J. Conologue
Senior Vice President & CFO
rconologue@trans-lux.com
212.897.2228